Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pasithea Therapeutics Corp. (“the Company”) on Form S-8 of our report dated March 28, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Pasithea Therapeutics Corp. as of December 31, 2023 and 2022 and for the years then ended, appearing in the Annual Report on Form 10-K of Pasithea Therapeutics Corp. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

New Haven, CT

March 28, 2024